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                                                                      Exhibit 99

                 J.G. INDUSTRIES TO SELL REAL ESTATE INTEREST
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                             TO AMES AND LIQUIDATE
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     J.G. Industries has entered into a Sale - Purchase Agreement to sell to
Ames Realty II, a subsidiary of Ames Department Stores, its interests in the leased real estate where seven of the eight Goldblatt's Department Stores are located for $7.6 million. Following this sale, J.G. Industries will dissolve and liquidate its remaining assets. Currently, J.G. Industries expects that holders of common stock of J.G. Industries (including holders of J.G. Industries preferred stock which is convertible into common stock) will receive in excess of $1.00 in cash for each share of common stock. However, changes that occur during the course of this liquidation, the inability to sell assets for anticipated proceeds and/or unanticipated liabilities that arise during the liquidation could cause the anticipated payments to holders of J.G. Industries stock to vary significantly. Further, there are customary conditions to the closing of the sale of real estate interests to Ames. The failure of this sale to close for any reason would have an adverse effect on the planned liquidation. J.G. Industries does not anticipate distributing any amount to shareholders in this liquidation prior to September 30, 2000 and the liquidation could take significantly longer.


     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigations Reform Act of 1995. Actual results may differ materially from the anticipated results as a result of certain risks and uncertainties, including those discussed above and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.